EXHIBIT 4.2

SUPPLEMENTAL INDENTURE NUMBER ONE

TO THE

INDENTURE

DATED AS OF MARCH 23, 2005

AMONG

AMERICAN HOME MORTGAGE INVESTMENT TRUST 2005-1, AS ISSUER

WELLS FARGO BANK, N.A., AS SECURITIES ADMINISTRATOR

AND

DEUTSCHE BANK NATIONAL TRUST COMPANY, AS INDENTURE TRUSTEE

This SUPPLEMENTAL INDENTURE NUMBER ONE is made and entered into this 1st day of June, 2005, by and among AMERICAN HOME MORTGAGE INVESTMENT TRUST 2005-1, as the issuer (the “Issuer”), WELLS FARGO BANK, N.A., as the securities administrator (the “Securities Administrator”) and DEUTSCHE BANK NATIONAL TRUST COMPANY, as the indenture trustee (the “Indenture Trustee”), in connection with the Indenture dated as of March 23, 2005 between the above mentioned parties (the “Indenture”), and the issuance of Mortgage-Backed Notes, Series 2005-1. This amendment is made pursuant to Section 9.01(a) of the Indenture.

1.         Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Indenture.

2.         Section 3.09 of the Indenture is hereby amended by deleting such section in its entirety and replacing it with the following:

Section 3.09	Payments to the Class N Notes.

(a)       On each Payment Date, the amounts payable to the Class N Notes pursuant to Section 3.05(e)(xv) and 3.06(e)(xii), and any prepayment penalties collected by the RMBS Servicer pursuant to the RMBS Servicing Agreement, will be distributed as follows, in accordance with the statement furnished by the Securities Administrator pursuant to Section 7.05 hereof for such Payment Date:

(i)        to the Holders of the Class N Notes, the related Accrued Note Interest for such Class for such Payment Date;

(ii)       to the Holders of the Class N Notes, in reduction of the Note Principal Balance thereof, until reduced to zero; and

(iii)       any remaining amounts will be distributed to the Certificate Paying Agent, as designee of the Issuer, for the benefit of the Holders of the Trust Certificates, as provided herein and in the Trust Agreement.

3.         Section 3.40 of the Indenture is hereby amended by adding the following sentence at the end thereof:

On each Payment Date, the Indenture Trustee will withdraw from the Reserve Fund any investment income on amounts on deposit in the Reserve Fund and make payment to the Seller in accordance with Section 6.01 of the RMBS Servicing Agreement.

4.         Notice of this Supplemental Indenture has been given by the Depositor to each of Standard & Poor's, a division of The McGraw-Hill Companies, Inc., Moody's Investors Service, Inc., Wilmington Trust Company and Financial Guaranty Insurance Company pursuant to Section 9.01(a) of the Indenture.

5.         The Indenture Trustee has received an Issuer Request to enter into this Supplemental Indenture Number One pursuant to Section 9.01(a) of the Indenture.

6.         Except as amended above, the Indenture shall continue to be in full force and effect in accordance with its terms.

7.	Counterparts.

This amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

8.	Governing Law.

This amendment shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without reference to or giving effect to its rules or principles governing conflicts of laws.

9.	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Supplemental Indenture Number One for any reason whatsoever shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Supplemental Indenture Number One and shall in no way affect the validity or enforceability of the other provisions of this Supplemental Indenture Number One or the Indenture.

10.	Successors and Assigns.

The provisions of this Supplemental Indenture Number One shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Noteholders.

11.	Article and Section Headings.

The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the Issuer, the Securities Administrator and the Indenture Trustee, have caused their duly authorized representatives to execute and deliver this instrument as of the date first above written.

AMERICAN HOME MORTGAGE INVESTMENT TRUST 2005-1

as Issuer

By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:/s/ Janel R. Havrilla

Name:  Janel R. Havrilla

Title:  Financial Services Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Securities Administrator

By:/s/ Joshua Kelly

Name:  Joshua Kelly

Title:  Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY,

as Indenture Trustee

By:/s/ Nicholas Gisler

Name:  Nicholas Gisler

Title:  Associate

By:/s/ Ronaldo Reyes

Name:  Ronaldo Reyes

Title:  Vice President

Acknowledged, Consented to and Agreed:

FINANCIAL GUARANTY INSURANCE COMPANY,

By:  /s/ Richard W. Dekorte

Name:  Richard W. Dekorte

Title:  Director, Risk Management